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                           General Agent's Agreement

                                                          Chase Insurance Life
                                                          Company of New York
                                                               (CILCONY)
                                                               [address]

In this AGREEMENT, the words your and yours refer to the General Agent named on the last page of this AGREEMENT and the words us, we, our and Company refer to Chase Insurance Life Company of New York. Upon the signing of the AGREEMENT, you and the Company agree as follows:

1. APPOINTMENT

We appoint you to represent us as set forth below:

2. AUTHORIZATION

We authorize you (1) to solicit personally, and through Agents (and Brokers where express authority has been given, see Section 3-E) appointed to you, applications satisfactory to us for policies of life insurance and annuity contracts specified in the attached SCHEDULE OF COMMISSIONS AND ALLOWANCES and to send those applications to us, (ii) to collect the initial premium for those policies and contracts, (iii) to promptly send those premiums to us, and (iv) to make proper delivery of policies and contracts issued by us. All these activities shall be conducted in accordance with our rules and requirements governing them and it is agreed that:

A. All applications for our policies and contracts shall be made on our forms and completed applications and supporting documents shall be considered our property and promptly delivered to us.

B. All applications submitted to us shall be evaluated in accordance with our underwriting rules and regulations and any assumptions of legal liability on them shall be made at our sole discretion. All applications are subject to acceptance by the Company at its sole discretion.

C. All checks or money orders for initial premium shall be drawn to our order unless prior written approval to designate another payee has been granted by an authorized officer of the Company and no such check or money order shall be endorsed by you, your Agents, Brokers or employees.

D. The full amount of the initial premium for the mode of premium selected must be collected by you, your Agents or Brokers on or before delivery of any life insurance policy or annuity contract.

E. All money you, your Agents or Brokers receive as payment of any premium on our policies or contracts shall be held in a fiduciary capacity only and promptly sent to the Company. Further you are authorized to recruit Agents and to appoint Brokers to represent you in the solicitation of insurance as authorized in this AGREEMENT and to recommend their licensing to us. In all cases, however, we reserve the right to refuse to license any such proposed Agent or Broker.

3. LIMITATION OF AUTHORITY

Unless provided in the AGREEMENT, you shall have no authority to:

A. alter, modify, waive or change any of the term, rates or conditions of our applications, policies or contracts, or any other Company form;

B. make any representation to any person concerning the policies or contracts covered by the AGREEMENT except as may be contained in the sales literature, rate manual, material and advertising furnished by us or previously approved in writing by an authorized officer of the Company;

C. print, publish, use or disseminate any advertisement, sales literature, circular, policy analysis, mailing piece or other document relating to policies or contracts to be marketed under this AGREEMENT or relating to us unless such material has been first submitted to us for review and such printing, publication, use or dissemination has been authorized in writing by an authorized officer of the Company. Any such use shall be subject to any terms, conditions or limitations which may be imposed by us in the Authorization.

D. incur any indebtedness whatsoever in behalf of or in the name of the Company;

4. RESPONSIBILITIES OF THE PARTIES

A. RECORDS

You will keep proper records and accounts as specified by us relating to the business transacted under the authority of this appointment.We reserve the right, during regular business hours, to review and make copies of these records or accounts. Upon request you will account in the manner prescribed by us for all Company materials provided to you. GENERAL AGENT'S AGREEMENT Chase Insurance Life Company of
New York (CILCONY/"the Company")
Administrative Offices:
2500 Westfield Drive,
Elgin, IL 60123-7836
800/554-5426
GAA-NY Page 1 of 4

B. LICENSING

As long as this AGREEMENT remains in force, we shall obtain necessary state appointments for you and any Agents or Brokers appointed by you who have been approved by us to represent you. In addition, we shall pay for the renewal of such state appointments provided that the individual Agent or Broker has had production at levels satisfactory to the Company in the prior twelve months. You agree to promptly advise the Company in writing if you, an Agent or Broker has had an insurance license suspended in any jurisdiction or if you, an Agent or Broker have been convicted of a felony.

C. CONDUCT

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You will conduct your activities as authorized in this AGREEMENT in accordance with all laws and regulations in force in the jurisdictions in which you are authorized to transact business. Your activities should promote the best interests of the Company.

D. SUPERVISION

You agree to supervise your Agents and Brokers who solicit applications for our insurance policies and annuity contracts as provided in this AGREEMENT and to cause them to comply with all rules, regulations, and obligations imposed on you.

E. INDEMNIFICATION

You shall be responsible to us for your acts and the acts of your Agents and Brokers appointed by you and shall indemnify and hold us harmless from any loss or expense on account of any acts by you or any of your Agents or Brokers which are not authorized by the terms of this AGREEMENT.

F. COOPERATION

You and the Company agree to cooperate fully with each other in any state or federal regulatory investigation or proceeding to the extent that it is related to matters pertaining to this AGREEMENT. Upon the Company's request, you agree to provide the Company with a copy of any governmental report which pertains to your insurance license or insurance activities.

G. SUITABILITY

You routinely perform a review of each application submitted to it for appropriate suitability under NASD, SEC or State guidelines.

H. PRIVACY

You agree that your activities conducted under this Agreement, and any use or disclosures of information, shall comply with all privacy and securityrequirements of the federal Gramm-Leach-Bliley Act and other applicable federal, state, and local privacy laws, regulations, and ordinances.

I. USA PATRIOT ACT

You understand and acknowledge that the Company and its employees are committed to complying with the USA Patriot Act, including its anti-money laundering rules and the regulations thereunder. You further acknowledge that you have enacted similar policies (where applicable) and that you are in compliance with applicable sections of the USA Patriot Act and the regulations thereunder.

J. IMSA

You understand and acknowledge that the Company is certified as a member of the Insurance Marketplace Standers Association (IMSA). IMSA is an independent, voluntary association created by the life insurance industry to promote high standards of ethical market conduct in advertising, sales, and service for individual life insurance and annuity products." Additional IMSA and compliance information can be found on the Chase Insurance website www.ChaseInsuranceCompany.com-including the "Chase Insurance Guide to Ethics in the Marketplace."

5. RESERVATION OF RIGHTS

In addition to other rights set forth in this AGREEMENT, we specifically reserve the right to (i) modify or amend any policy or contract form or its premium rates, (ii) discontinue or withdraw any policy or contract form from any state,
(iii) fix maximum and minimum limits on the amounts for which any policy or contract form may be issued, (iv) modify or alter the conditions or terms under which any policy or contract form may be sold, (v) cease doing business in any state, (vi) amend, modify, delete or add any Company rule or regulation upon giving you written notice of the change, and (vii) require that you be bonded in a manner and amount which bears a reasonable relationship to the composition and volume of your business with the Company.

6. COMMISSIONS

We will pay you as full compensation for services rendered commissions and/or service allowances at the rates provided and subject to the terms and conditions contained in the attached SCHEDULE OF COMMISSIONS AND ALLOWANCES. These commissions and/or allowances shall accrue only with respect to premiums paid in cash to the Company for policies or contracts actually issued by us pursuant to applications procured by you, your Agents, or Brokers while this AGREEMENT remains in force and bearing your name and/or the name of one or more of your licensed Agents or Brokers. We reserve the right to change the rates and any of the terms and conditions set forth in the SCHEDULE OF COMMISSIONS AND ALLOWANCES at any time by giving written notice to you. You agree to immediately communicate any such changes to all Agents and Brokers appointed by you including those to whom the Company pays commission directly. The notice shall be effective on the date set forth on the new SCHEDULE and any commissions and/or service allowances accruing with respect to policies or contracts we issue pursuant to applications received in our home office from you, your Agents, or Brokers after that date shall be paid as provided in the new SCHEDULE. You will be paid commissions on your gross sales, if any, without deduction for taxes (other than the Federal Insurance Contributions Act or "FICA" Taxes required for full time life insurance agents pursuant to Section 3121(D)(3) of the Federal Internal Revenue Code) which commission shall be directly related to sales or other input. You shall not receive compensation, commissions or any other remuneration related to the number of hours you work.

7. TERMINATION

This AGREEMENT shall be subject to immediate termination at any time by you, or by the Company, upon receipt of written notice to the other party. The notice shall be delivered personally or mailed to the last known address of the other party via United States Mail, or courier service, or sent via facsimile, or through the Internet.

This AGREEMENT shall automatically terminate if any one of the following events occur:

1. You die or are adjudged legally incompetent (or for a corporation, it is dissolved). In event of death of the General Agent,

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such compensation as may be due under this AGREEMENT shall be payable to the estate of the General Agent. If the General Agent is a partnership, then upon death of any member, the Company shall continue to pay such compensation as may become due under this AGREEMENT to the partnership unless or until properly notified to the contrary in writing by any party claiming interest in such compensation.

2. You cease doing business in the legal format indicated above your signature on this AGREEMENT. In the event of termination as provided in this AGREEMENT:

1. Any commissions or allowances remaining payable to you shall be paid in accordance with the provisions contained in the SCHEDULE OF COMMISSIONS AND ALLOWANCES;

2. The Company reserves the right at its discretion to appoint a licensed agent to service the business produced under this AGREEMENT;

3. You or your legally appointed representative agree, upon demand, to deliver all of the Company's property to us and shall, upon demand, repay any existing indebtedness owed to us;

4. You or your legally appointed representative shall carry out all residual obligations which arose while this AGREEMENT was in force; and

5. If any payments to you under this AGREEMENT fail to exceed $1,000.00 in any calendar year, we shall, after the end of such year, have the option, exercisable in our sole discretion, of purchasing from you any future commissions and allowances payable for their present value. "Present Value" as used here means the value of such commissions and allowances determined by us on the basis of accepted actuarial practices. This AGREEMENT may be terminated for cause if you or your employees or licensed Agents have wrongfully withheld any funds, property or documents belonging to the Company; have misrepresented any product or service offered by or through the Company; or have failed to comply with the terms of this AGREEMENT or the company's rules and regulations currently in force or later brought to your attention. Upon termination for cause, you shall have no further rights or privileges under this AGREEMENT, and all monies including any fees, or other compensation or first year or renewal compensation otherwise payable under this AGREEMENT shall be immediately forfeited.

8. INDEBTEDNESS

Any indebtedness owed at any time by your Agents or Brokers to any of the entitles identified as the Company in this AGREEMENT shall be a first lien against the total of any amounts due you under the terms of this AGREEMENT from any of the entitles identified as the Company in this AGREEMENT. The Company may offset against any claim for compensation payable by the Company to you under this AGREEMENT or under any other AGREEMENT with the Company or with any affiliate of the Company now or hereafter existing, any existing or future indebtedness of yours to the Company or to any affiliate of the Company and any advances heretofore or hereafter made by the Company or by an affiliate to you. Any such indebtedness may be debited to your account or you may be required to repay such amount immediately. In the event we are required to pursue formal collection procedures in order to collect any indebtedness under the terms of this AGREEMENT, you agree to be responsible for any expense incurred by us, be it the fee of a collection agent, attorney, or other costs, including court costs.

9. RELATIONSHIP

You shall be deemed to be an independent contractor and you shall be treated as such for all purposes including but not limited to federal and state taxation, withholding (other than FICA Taxes required for full time life insurance agents pursuant to Section 3121(D)(3) of the Federal Internal Revenue Code), Unemployment Insurance, and Workers Compensation. Nothing contained in this AGREEMENT shall be deemed to make you, your Agent, Brokers or any of your employees an employee of the Company. You shall be free to exercise your own judgement and discretion as to the persons you recommend for appointment as Agents, as to the persons from whom you solicit applications, as to the time and place of solicitation, and as to the methods by which the desired results are to be obtained; but we may, from time to time, prescribe rules with respect to conduct of the business, which you agree to observe. You shall be permitted to work any hours you choose. You shall be permitted to work out of your own office or home.We reserve the right to provide you with an office, clerical support and supplied for your business use. You shall bear your own expenses, including but not limited to automobile travel and entertainment expenses.

10. COMPANY MATERIALS

Any manuals, guides, books, tapes, programs, information portrayed or distributed via the Internet, and any other material relating to the Company or our products and information continued in them, whether developed by us and delivered to you from time to time or developed by you with our approval as provided in this AGREEMENT, shall remain the sole and exclusive property of the Company; and shall be used solely in the solicitation of applications for policies and contracts covered by this AGREEMENT; and may not be reduced, disclosed, distributed or otherwise divulged in any way without the prior written approval or an authorized officer of the Company. Upon termination of this AGREEMENT, such materials shall be promptly returned to the Company.

11. ASSIGNMENT

No actual or purported assignment of this AGREEMENT or any commissions accruing under it or any interest in it shall be honored until a copy has been submitted to us and acknowledged by an authorized officer. In acknowledging any such assignment, the Company will not assume an responsibility for the validity or sufficiency of it. Any assignment shall be subject to

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any indebtedness of yours, or any of your Agents or Brokers owed to us then or later.

12. WAIVER

The forbearance or neglect of the Company to insist upon the performance of any terms of this AGREEMENT at any time or under any circumstances shall not constitute a waiver unless so agreed by you and an authorized officer of the Company in writing.

13. CONSTRUCTION

A. To the extent this AGREEMENT may be in conflict with any applicable law or regulation, the AGREEMENT shall be construed in a manner consistent with such law or regulation.

B. The invalidity or illegality of any provision of this AGREEMENT shall not be deemed to affect the validity or legality of any other provision of this AGREEMENT.

C. This AGREEMENT shall be construed in accordance with the laws of the state of Illinois.

14. ENTIRE AGREEMENT

As of the last date below, this AGREEMENT, including all existing and subsequent amendments and materials attached to it, or incorporated by reference, including, but not limited to, Company rules, regulations, rate manuals or commission schedules shall constitute the ENTIRE AGREEMENT between the parties and shall supersede any prior AGREEMENT or understanding of whatever nature between the Company and your relating to the solicitation of the types of products governed by the AGREEMENT. If any such AGREEMENT is in existence, it is hereby cancelled, except that on any business already issued, any commissions payable under the prior AGREEMENT shall, subject to all liens and assignments, continue to be paid in accordance with the terms of that AGREEMENT. This AGREEMENT in no way affects any contract or AGREEMENT which you may have with the Company pertaining to any other forms of insurance and annuities.

15. AMENDMENT

No amendment or waiver of the terms of this AGREEMENT (except as provided or reserved above) shall be effective unless it is in writing and signed by both you and by an authorized officer of the Company.

16. ETHICAL CODE OF CONDUCT

You acknowledge that you have read and understand the Company's Code of Ethical Conduct.

In signing this AGREEMENT, you and the Company agree to comply with its terms and that it shall be effective on the last date shown below:

GENERAL AGENT

Name of General Agency:
                        --------------------------------------------------------
(A                              Corporation), (a Partnership organized under the
   -----------------------------
laws of the State of                    ) Name of Broker Dealer: (if
                     -------------------
applicable)
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By:                                                       Date:
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Title:
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FOR COMPANY USE ONLY:
CHASE INSURANCE LIFE COMPANY OF NEW YORK


By:                                                       Date:
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Title:
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GAA-NY Page 4 of 4
Chase Insurance Life Company
of New York (CILCONY/"the Company")
Administrative Offices:
2500 Westfield Drive,
Elgin, IL 60123-7836
800/554-546